United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 21, 2016

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-33407	41-145815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2016, IsoRay, Inc. (the “Company”) granted Thomas C. LaVoy, Chief Executive Officer and Chairman, an option, pursuant to the Company’s 2014 Employee Stock Option Plan (the “Plan”), to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.93 per share, which was equal to the closing price of the Company’s common stock on June 21, 2016. The Company also increased the base salaries of Brien Ragle, Chief Financial Officer, from $142,000 to $149,000, and William Cavanagh III, Chief Operating Officer, from $180,116 to $201,700. Mr. Ragle was granted options to purchase 38,000 shares of common stock and Mr. Cavanagh was granted options to purchase 125,000 shares of common stock, each at an exercise price of $0.93 per share pursuant to the Plan.

These increases were the result of the Compensation Committee’s annual compensation review for executive officers and based on an independent compensation consultant’s report. These increases in annual base salary become effective on July 1, 2016. Vesting for all of these employee stock option grants will occur annually in equal increments over a five year period. All other terms and conditions of the Company’s compensatory arrangements with these executive officers remain unchanged.

To provide for the new vesting terms, the Compensation Committee has approved a form of Stock Option Agreement for the Principal Executive Officer and a form of Stock Option Agreement for the non-PEO Executive Officers. These Option Agreements are attached hereto as Exhibits 10.1 and 10.2 respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	IsoRay, Inc. Form of Stock Option Agreement and Notice of Grant of Stock Option for Principal Executive Officer under the 2014 Employee Stock Option Plan (effective June 21, 2016).

10.2	IsoRay, Inc. Form of Stock Option Agreement and Notice of Grant of Stock Option for Non-PEO Executive Officers under the 2014 Employee Stock Option Plan (effective June 21, 2016).

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 23, 2016

IsoRay, Inc., a Minnesota corporation

By:	/s/ Thomas C. LaVoy
Thomas C. LaVoy, CEO